Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Fourth Quarter and Full Year 2025 Financial Results

EWING, N.J. – February 19, 2026 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the fourth quarter and full year ended December 31, 2025.

“We ended 2025 with record fourth quarter and annual revenues that were in line with our expectations,” said Brian Millard, Chief Financial Officer and Treasurer of Universal Display Corporation. “As we look ahead, we see meaningful long‑term opportunities, even as the near‑term environment remains dynamic. Several industry shifts continue to support the evolution of the OLED market, including growing interest in IT applications as performance and power‑efficiency requirements increase across laptops, tablets, and monitors. We’re also encouraged by the steady progress in foldable devices, which are moving beyond a niche category and becoming an increasingly important area of innovation for OEMs. While uncertainty persists across parts of the broader consumer electronics landscape, our focus remains on staying agile and closely aligned with our customers. Taken together, these trends reinforce our confidence in the long‑term potential of OLED and our position within the ecosystem.”

Financial Highlights for the Fourth Quarter of 2025

•
Total revenue in the fourth quarter of 2025 was $172.9 million as compared to $162.3 million in the fourth quarter of 2024.
•
Revenue from material sales was $95.5 million in the fourth quarter of 2025 as compared to $93.3 million in the fourth quarter of 2024. The increase was primarily due to higher unit material volume and changes in customer mix.
•
Revenue from royalty and license fees was $72.6 million in the fourth quarter of 2025 as compared to $64.4 million in the fourth quarter of 2024. The increase was primarily due to higher unit material volume and changes in customer mix.
•
Cost of material sales was $38.9 million in the fourth quarter of 2025 as compared to $34.2 million in the fourth quarter of 2024 due to higher unit material volume.
•
Total gross margin was 76% in the fourth quarter of 2025 as compared to 77% in the fourth quarter of 2024.
•
Operating income was $67.2 million in the fourth quarter of 2025 as compared to $52.5 million in the fourth quarter of 2024. Fourth quarter 2024 results included $8.9 million of restructuring costs, recorded in research and development expenses, related to the closure of the OVJP California location and related reorganization.
•
The effective income tax rate was 13.5% and 16.8% in the fourth quarter of 2025 and 2024, respectively.
•
Net income was $66.3 million or $1.39 per diluted share in the fourth quarter of 2025 as compared to $46.0 million or $0.96 per diluted share in the fourth quarter of 2024.

Revenue Comparison

($ in thousands)	Three Months Ended December 31,
	2025	2024
Material sales	$95,535	$93,265
Royalty and license fees	72,581	64,411
Contract research services	4,811	4,617
Total revenue	$172,927	$162,293

Cost of Materials Comparison

($ in thousands)	Three Months Ended December 31,
	2025	2024
Material sales	$95,535	$93,265
Cost of material sales	38,917	34,248
Gross margin on material sales	56,618	59,017
Gross margin as a % of material sales	59%	63%

Financial Highlights for the Full Year of 2025

•
Total revenue in 2025 was $650.6 million as compared to $647.7 million in 2024.
•
Revenue from material sales was $353.0 million in 2025 as compared to $365.4 million in 2024. The decrease was primarily due to changes in customer mix and lower unit material volume.
•
Revenue from royalty and license fees was $275.1 million in 2025 as compared to $266.8 million in 2024. The increase was primarily the result of changes in customer mix, partially offset by an out-of-period adjustment recorded in the third quarter of 2025 which reduced 2025 revenues by $7.1 million.
•
Cost of material sales was $139.8 million in 2025 as compared to $137.0 million in 2024.
•
Total gross margin was 76% in 2025 as compared to 77% in 2024.
•
Operating income was $248.6 million in 2025 as compared to $238.8 million in 2024.
•
The effective income tax rate was 17.9% and 18.4% in 2025 and 2024, respectively.
•
Net income was $242.1 million or $5.08 per diluted share in 2025 compared to $222.1 million or $4.65 per diluted share in 2024.

Revenue Comparison

($ in thousands)	Year Ended December 31,
	2025	2024
Material sales	$352,974	$365,419
Royalty and license fees	275,134	266,820
Contract research services	22,503	15,445
Total revenue	$650,611	$647,684

Cost of Materials Comparison

($ in thousands)	Year Ended December 31,
	2025	2024
Material sales	$352,974	$365,419
Cost of material sales	139,837	137,006
Gross margin on material sales	213,137	228,413
Gross margin as a % of material sales	60%	63%

2026 Guidance

The Company believes that its 2026 revenue will be in the range of $650 million to $700 million. The OLED industry remains at a stage where many variables can have a material impact on results, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a first quarter 2026 cash dividend of $0.50 per share on the Company’s common stock. The cash dividend is payable on March 31, 2026 to all shareholders of record as of the close of business on March 17, 2026.

Share Repurchases

The Company repurchased 291,210 shares of common stock for $34.1 million during the three and twelve months ended December 31, 2025. Year to date through February 17, 2026, the Company has repurchased 163,203 shares of common stock for $19.2 million.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, February 19, 2026 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 7,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$138,353	$98,980
Short-term investments	464,004	393,690
Accounts receivable	119,953	113,648
Inventory	240,912	182,938
Other current assets	123,836	110,575
Total current assets	1,087,058	899,831
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $189,326 and $169,877	214,947	195,239
ACQUIRED TECHNOLOGY, net of accumulated amortization of $220,392 and $203,621	56,783	73,554
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $13,269 and $11,842	4,019	5,446
GOODWILL	15,535	15,535
INVESTMENTS	377,034	457,593
DEFERRED INCOME TAXES	79,454	78,320
OTHER ASSETS	128,932	106,815
TOTAL ASSETS	$1,963,762	$1,832,333
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,344	$36,590
Accrued expenses	52,564	46,026
Deferred revenue	21,011	33,074
Other current liabilities	11,094	9,720
Total current liabilities	108,013	125,410
DEFERRED REVENUE	1,943	537
RETIREMENT PLAN BENEFIT LIABILITY	56,541	54,450
OTHER LIABILITIES	36,246	35,411
Total liabilities	202,743	215,808
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,916,606 and 48,834,541 shares issued, and 47,259,748 and 47,468,893 shares outstanding at December 31, 2025 and December 31, 2024, respectively	489	488
Additional paid-in capital	744,692	723,719
Retained earnings	1,090,479	934,655
Accumulated other comprehensive income (loss)	781	(1,055)
Treasury stock, at cost (1,656,858 and 1,365,648 shares at December 31, 2025 and December 31, 2024, respectively)	(75,424)	(41,284)
Total shareholders’ equity	1,761,019	1,616,525
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,963,762	$1,832,333

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
REVENUE:	(Unaudited)
Material sales	$95,535	$93,265	$352,974	$365,419
Royalty and license fees	72,581	64,411	275,134	266,820
Contract research services	4,811	4,617	22,503	15,445
Total revenue	172,927	162,293	650,611	647,684
COST OF SALES	41,298	37,352	154,126	148,461
Gross margin	131,629	124,941	496,485	499,223
OPERATING EXPENSES:
Research and development	38,503	46,287	146,097	157,187
Selling, general and administrative	18,825	19,529	74,318	74,286
Amortization of acquired technology and other intangible assets	4,552	4,552	18,198	18,200
Patent costs	2,410	1,964	8,790	8,699
Royalty and license expense	103	120	504	2,048
Total operating expenses	64,393	72,452	247,907	260,420
OPERATING INCOME	67,236	52,489	248,578	238,803
Interest income, net	9,825	10,609	39,708	40,682
Other (loss) income, net	(395)	(7,773)	6,510	(7,357)
Interest and other income, net	9,430	2,836	46,218	33,325
INCOME BEFORE INCOME TAXES	76,666	55,325	294,796	272,128
INCOME TAX EXPENSE	(10,324)	(9,306)	(52,721)	(50,049)
NET INCOME	$66,342	$46,019	$242,075	$222,079
NET INCOME PER COMMON SHARE:
BASIC	$1.40	$0.97	$5.09	$4.66
DILUTED	$1.39	$0.96	$5.08	$4.65
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,563,077	47,545,820	47,548,046	47,548,931
DILUTED	47,689,349	47,671,374	47,658,295	47,652,662
CASH DIVIDEND DECLARED PER COMMON SHARE	$0.45	$0.40	$1.80	$1.60

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$242,075	222,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,389	25,940
Impairment of property and equipment and right-of-use asset due to OVJP restructuring	1,577	7,498
Amortization of intangibles	18,198	18,200
Investment gains, net	(8,765)	(7,399)
Stock-based compensation	28,227	30,032
Deferred income tax benefit	(1,036)	(19,117)
Retirement plan expense, net of benefit payments	1,694	1,808
Decrease (increase) in assets:
Accounts receivable	(6,305)	26,202
Inventory	(57,974)	(7,143)
Other current assets	(3,261)	(23,210)
Other assets	(23,694)	(2,968)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	2,114	10,357
Other current liabilities	(441)	1,269
Deferred revenue	(10,657)	(26,108)
Other liabilities	689	(3,700)
Net cash provided by operating activities	210,830	253,740
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(56,470)	(42,637)
Purchase of intangibles	(10,000)	—
Purchases of investments	(375,506)	(594,848)
Proceeds from sale and maturity of investments	396,500	473,075
Net cash used in investing activities	(45,476)	(164,410)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,020	2,220
Repurchases of common stock	(32,881)	—
Payment of withholding taxes related to stock-based compensation to employees	(9,571)	(8,386)
Cash dividends paid	(85,549)	(76,169)
Net cash used in financing activities	(125,981)	(82,335)
INCREASE IN CASH AND CASH EQUIVALENTS	39,373	6,995
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	98,980	91,985
CASH AND CASH EQUIVALENTS, END OF YEAR	$138,353	$98,980
SUPPLEMENTAL DISCLOSURES:
Unrealized gain on available-for-sale securities	$1,984	$411
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Repurchases of common stock included in other current liabilities	1,259	—
Net change in accounts payable and accrued expenses related to purchases of property and equipment	8,373	(9,448)
Cash paid for income taxes, net of refunds	71,438	71,973